EXHIBIT 99.01

News Release

Investor Contact:	Trade Press Contact:
Michael Magaro	David Viera
Investor Relations	Corporate Communications
(925) 290-4321	(925) 290-4681
IR@FormFactor.com	dviera@FormFactor.com

FormFactor, Inc. Announces Second Quarter 2008 Financial Results

LIVERMORE, Calif. — July 30, 2008 — FormFactor, Inc. (Nasdaq: FORM) today announced its financial results for the second quarter of fiscal 2008, ended June 28, 2008. Quarterly revenues were $52.0 million, down 20.8% from $65.7 million in the first quarter of fiscal 2008, and down 54.4% from $114.1 million in the second quarter of fiscal 2007.

Net loss for the second quarter of fiscal 2008 was $18.7 million or ($0.38) per fully diluted share, which included $4.5 million or $0.09 per share of stock-based compensation, net of tax. This compares to net loss for the first quarter of fiscal 2008 of $18.0 million or ($0.37) per fully diluted share, including $4.5 million or $0.09 per share of stock-based compensation, net of tax. Net income for the second quarter of fiscal 2007 was $21.1 million or $0.43 per fully diluted share, which included $4.4 million or $0.09 per share of stock-based compensation, net of tax.  Second quarter of fiscal 2008 results also include approximately $2.1 million in restructuring costs or $0.04 per fully diluted share, net of tax.

“The second quarter continued to present a challenging business environment for FormFactor and we focused on realigning our business to be better positioned for profitable growth,” stated Mario Ruscev, chief executive officer of FormFactor.  “We continue to make significant investments in research and development to enhance the differentiation of our existing products.  We are also aggressively investing in next generation technologies positioning FormFactor for strong growth into the future.”

The company has posted its revenue breakdown by region and market segment on the Investors section of its website at www.formfactor.com. FormFactor will conduct a conference call at 1:30 p.m. PDT, or 4:30 p.m. EDT, today. The public is invited to listen to a live web cast of FormFactor’s conference call on the Investors section of the company’s website at www.formfactor.com. An audio replay of the conference call will also be made available approximately two hours after the conclusion of the call. The audio replay will remain available until August 1, 2008 at 6:30 p.m. PDT and can be accessed by dialing 888-203-1112 (domestic) or 719-457-0820 (international) and entering confirmation code 4506290.

About FormFactor:

Founded in 1993, FormFactor, Inc. (Nasdaq: FORM) is the leader in advanced wafer probe cards, which are used by semiconductor manufacturers to electrically test integrated circuits, or ICs. The company’s wafer sort, burn-in and device performance testing products move IC testing upstream from post-packaging to the wafer level, enabling semiconductor manufacturers to lower their overall production costs, improve yields, and bring next-generation devices to market. FormFactor is headquartered in Livermore, California with operations in Europe, Asia and North America. For more information, visit the company’s website at www.formfactor.com.

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FormFactor and the FormFactor logo are registered trademarks of FormFactor, Inc.  All other product, trademark, company or service names mentioned herein are the property of their respective owners.

FORWARD-LOOKING STATEMENTS.  Statements in this press release that are not strictly historical in nature are forward-looking statements within the meaning of the federal securities laws, including statements regarding business momentum, demand for our products and future growth. These forward-looking statements are based on current information and expectations that are inherently subject to change and involve a number of risks and uncertainties. Actual events or results might differ materially from those in any forward-looking statement due to various factors, including, but not limited to: the company’s ability to realign its business to be better positioned for profitable growth; the success of the company’s efforts to enhance the differentiation of its existing products, including to improve product performance and delivery; the ability of the company to continue to invest in innovation to drive and realize future growth; and the timing of any recovery of the company’s business. Additional information concerning factors that could cause actual events or results to differ materially from those in any forward-looking statement is contained in the company’s Form 10-K for the fiscal year ended December 29, 2007 and the company’s Form 10-Q for the fiscal quarter ended March 29, 2008, filed with the Securities and Exchange Commission (“SEC”), and subsequent SEC filings. Copies of the company’s SEC filings are available at http://investors.formfactor.com/edgar.cfm. The company assumes no obligation to update the information in this press release, to revise any forward-looking statements or to update the reasons actual results could differ materially from those anticipated in forward-looking statements.

FORMFACTOR, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 28,	June 30,	June 28,	June 30,
	2008	2007	2008	2007

Revenues	$52,013	$114,124	$117,716	$216,395
Cost of revenues	40,912	49,966	94,043	97,954
Gross margin	11,101	64,158	23,673	118,441

Operating expenses:
Research and development	15,821	14,384	32,209	28,485
Selling, general and administrative	22,705	23,056	45,363	45,984
Restructuring charge	3,223	—	8,543	—
Total operating expenses	41,749	37,440	86,115	74,469
Operating income (loss)	(30,648)	26,718	(62,442)	43,972

Interest income (expense)	3,128	5,557	8,003	11,001
Other income (expense)	(652)	(61)	141	(181)
	2,476	5,496	8,144	10,820

Income (loss) before income taxes	(28,172)	32,214	(54,298)	54,792
Provision (benefit) for income taxes	(9,513)	11,109	(17,678)	18,476

Net income (loss)	$(18,659)	$21,105	$(36,620)	$36,316

Net income (loss) per share:
Basic	$(0.38)	$0.44	$(0.75)	$0.76

Diluted	$(0.38)	$0.43	$(0.75)	$0.74

Weighted-average number of shares used in per share calculations:

Basic	48,835	47,893	48,789	47,639

Diluted	48,835	49,516	48,789	49,289

FORMFACTOR, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)

(Unaudited)

	June 28,	December 29,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$427,176	$315,232
Marketable securities	115,559	254,814
Accounts receivable, net	45,555	69,486
Inventories	24,718	29,309

Deferred tax assets	18,492	17,995
Refundable income taxes	18,231	2,043
Prepaid expenses and other current assets	12,841	13,461
Total current assets	662,572	702,340

Restricted cash	2,250	2,250

Property and equipment, net	126,205	130,882

Deferred tax assets	13,575	10,038
Other assets	9,587	9,812
Total assets	$814,189	$855,322
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$30,626	$42,893
Accrued liabilities	20,115	30,029
Income tax payable	225	1,328
Deferred revenue and customer advances	7,807	5,535
Deferred rent	458	462
Total current liabilities	59,231	80,247
Long term tax payable	13,089	12,248
Deferred rent and other liabilities	5,800	5,877
Total liabilities	78,120	98,372

Stockholders’ equity
Common stock, $0.001 par value	49	49
Additional paid-in capital	589,901	573,553
Accumulated other comprehensive income	320	929
Retained earnings	145,799	182,419
Total stockholders’ equity	736,069	756,950
Total liabilities and stockholders’ equity	$814,189	$855,322